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                                                                    EXHIBIT 99.1

                   [LETTERHEAD OF ASYST TECHNOLOGIES, INC.]

(BW) (CA-ASYST-TECHNOLOGIES) (ASYT) Asyst Technologies to Acquire Progressive System Technologies, Inc.

     Business Editors/High-Tech Writers

     FREMONT, Calif.--(BUSINESS WIRE)--April 19, 1999--

        Enhances Marketshare Leadership for Automated Wafer Management
             Systems and Strengthens Position in Emerging Reticle
                         Automation Management Market

     Asyst Technologies, Inc. (Nasdaq:ASYT), the leading supplier of Standard Mechanical InterFace (SMIF) isolation and manufacturing automation solutions to the semiconductor industry, announced today that it has signed a letter of intent to acquire Progressive System Technologies, Inc. (PST) (Austin, Texas), a supplier of substrate management systems for open-cassette, SMIF-integrated wafer logistics and reticle automation. With the acquisition, Asyst enhances its position as a leading global supplier of automated wafer management solutions and strengthens its position in the emerging reticle automation management market.
     The anticipated transaction is to be accounted for as a pooling of interests and, based on Asyst's current share price, the transaction would have a value of approximately $10 million.
     According to industry analyst firm VLSI Research Inc. (San Jose, Calif.), the automated wafer management systems market, which includes wafer/reticle transfer systems and stockers, is projected to exceed $280 million in the year 2001. This market is being driven by the need for increased levels of wafer automation, SMIF and non-SMIF facility upgrades, and increased automation requirements for 300 mm processing. Increasing circuit complexity is driving the need for reticle manufacturers to attain the same automation and contamination control benefits SMIF now provides the semiconductor industry. Reticles, which are quartz substrates with patterns used in conjunction with wafer steppers to print sub-micron images on wafers, are sensitive to particle contamination and subject to misprocessing -- just as are semiconductor wafers.
     Commenting on the acquisition, Asyst's President and Chief Operating Officer Terry Moshier noted that PST's offerings are very synergistic with Asyst's. "Asyst's core competencies lie in automation and SMIF isolation solutions for wafer processing, while PST's expertise lies in automated reticle and wafer management -- particularly for open cassette applications. Moshier added, "This strategic step positions Asyst to offer a broader range of advanced automation capabilities to both SMIF and open-cassette fab environments. Asyst will leverage its current global sales and service infrastructure to provide our customers with solutions that enhance productivity and reduce cost of ownership. The PST acquisition augments Asyst's strategic thrust to offer substrate handling
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automation solutions to our customers, who include both OEM equipment suppliers and IC manufacturers."
     Asyst, with PST, is uniquely positioned to offer the industry advanced reticle management solutions. Asyst will build upon its expertise in tool front-end integration for wafer processing and integrate its current reticle handling products, which include single and multiple reticle pods and loadport transfer for reticles, with PST's reticle storage and handling systems. According to Asyst, orders are pending for PST's substrate management systems to customers located in North America, Asia and Europe.
     Tony DiNapoli, PST's founder, will assume the role of vice president, reporting directly to Moshier. DiNapoli will be chartered with managing the Austin-based products group for Asyst. The transaction is expected to be finalized in the next few months. Upon closing, Asyst and PST will rapidly integrate sales, service and marketing efforts, as well as their respective product offerings.
     Separately, Asyst announced that in connection with the merger with PST, the Board of Directors of Asyst has rescinded the Company's stock repurchase program. As of March 31, 1999, the Company has repurchased 865,800 shares of common stock at an aggregate cost of approximately $11.5 million, pursuant to the repurchase program originally instituted in June 1998.

     Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, semiconductor industry cycles, risks associated with the acceptance of new products and product capabilities, and other factors more fully detailed in the Company's most recent Forms 10-K and 10-Q, and annual report to shareholders.
     About Asyst: The pioneer of the Standard Mechanical InterFace (SMIF), Asyst Technologies, Inc. is the leading provider of automated material handling systems and software critical to seamless factory automation in the most advanced fabs worldwide. Asyst's comprehensive solutions, which include industry-leading loadport, auto ID, environmental control, robotic, and automation software products for 200 mm and 300 mm applications, result in greater fab profitability and productivity. Asyst's homepage is located on the World Wide Web at http://www.asyst.com
     About PST: Progressive System Technologies (PST) is privately held and headquartered in Austin, Texas. Established in 1990, PST has earned a global reputation as a leading manufacturer of technologically advanced substrate handling and isolation technology equipment and automation systems solutions for the semiconductor and flat panel display (FPD) industries. PST combines automation solutions that consistently achieve customer satisfaction and market share. Visit PST's web site at http://www.pst-inc.com, or send electronic mail to sales@pst-inc.com for more information.

     --30--

     CONTACT:  Asyst Technologies, Inc.
               Lisa Garcia, 510/661-5000
                 or
               Asyst Technologies, Inc.
               Financial Community:
               Laura Guerrant, 510/661-5000
                 or
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               MCA, Inc.
               Sheryl Moreno, 650/968-8900